EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 1, 2017 (“Effective Date”), is entered into by and between Aly Energy Services, Inc., (the “Employer”) and Greg Price (the “Executive”).

The Employer and the Executive hereby agree as follows:

1. Compensation and Employment. Executive agrees to enter into the employment of Employer, and Employer agrees to employ Executive, on the terms and conditions set forth below.

(a) Duties of Executive. Executive's job title shall be the President and Chief Operating Officer of the Employer, and Executive’s responsibilities shall include such services commensurate with such title. Executive’s job duties will be principally located within the Houston, Texas metropolitan area.

(b) Performance of Duties. Executive agrees during the Term (as defined hereinafter) of his/her employment, (i) he/she shall devote sufficient business time (at least 40 hours per week) and efforts, skills and abilities during business time exclusively to the performance of his/her duties as stated in this Agreement and to the furtherance of Employer's business, and (ii) he/she shall not be engaged in, or employed by, any other business enterprise without the written approval of the board of managers of Employer. Executive shall also use his/her best efforts to preserve the business of the Employer and the goodwill of all employees, customers, suppliers and other persons having business relations with the Employer. Notwithstanding the preceding, Executive may (i) advise, consult with and/or invest in businesses outside of the business or (ii) engage in the management of personal investments and in charitable service activities outside of the business so long as the foregoing do not materially detract from the performance of his/her duties hereunder or otherwise have a material adverse effect on Employer.

(c) Base Salary. The Employer shall pay to Executive, and Executive agrees to accept for his/her employment by Employer, a base salary (the "Base Salary") which shall be $200,000, payable in installments by Employer in accordance with its payroll policies and subject to all appropriate withholdings.

(d) Bonus Plan. Prior to January 1, 2018 and each subsequent year, Employer’s management will prepare a recommendation to the board of directors of targeted results of operations for such year (with targets set before the reduction in EBITDA for the assumed payment of full executive bonuses), and the board will set proposed target results in a written bonus plan for such year. If Employer’s target results of operations for such year are achieved, Executive will receive a bonus equal to 100% of the Base Salary for such year. If Employer’s results of operations do not achieve such target results of operations but do achieve the target results prior to giving effect to the reduction in EBITDA from the assumed payment of full executive bonuses, then Executive shall be eligible for a bonus in amount to be set in the discretion of Employer’s board of directors. By way of example, if the board of directors sets a target of $4.7 million of EBITDA (prior to the deduction for the assumed payment of $700,000 of executive bonuses): (i) Executive will receive the full (100%) bonus if Employer achieves $4.7 million of actual EBITDA for such year, (ii) Executive will be eligible for a discretionary bonus if Employer achieves more than $4.0 million but less than $4.7 million of actual EBITDA for such year, and (iii) Executive will be ineligible for a discretionary bonus if Employer achieves less than $4.0 million of actual EBITDA for such year. Further, management may recommend to the board that EBITDA targets for any year be revised in the event that the Employer consummates any business acquisitions or any acquisitions of equipment in excess of budgeted amounts during the applicable year; and the board shall make such revisions that it deems appropriate after consideration of management’s recommendation.

1

(e) Option Grant. Executive shall receive a fully vested grant of non-qualified stock options under Employer’s 2017 Stock Option Plan to purchase 3,372,382 shares of common stock at an exercise price of $.10 per share.

(f) Benefits. Executive shall be entitled to participate in all employee benefits of the Employer as are generally afforded to other senior management employees of Employer.

(g) Expense Reimbursement. Employer shall reimburse Executive for all business travel and other out-of-pocket expenses authorized by Employer and reasonably incurred by Executive in the performance of his/her duties hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with Employer's expense reporting policy applicable to executives of Employer at the level of Executive's position, as well as applicable federal and state tax record keeping requirements.

(h) Vacation. Executive shall be entitled to 30 business days of vacation per calendar year of employment (which shall accrue ratably during each calendar year of employment). Accrued, untaken vacation days from one calendar year shall not carry over to the next succeeding calendar year of employment or be permitted to be paid in cash.

2. Term.

(a) The term of this Agreement (the "Term") shall begin on the Effective Date and continue until the earliest of:

(i) the 3rd day after Employer gives Executive written notice of his/her termination for "Cause" (as defined hereinafter),

(ii) the date on which Employer terminates it for any reason other than for "Cause” or on which Executive terminates it for “Good Reason” (as defined hereinafter), provided that in such case, Employer shall pay Executive severance pay equal to (A) the Executive’s Base Salary for the “Severance Period” (as defined hereinafter), less (B) any amounts Employer is entitled to offset pursuant to subsection (c) below; and provided, further, that Employer shall also pay to Executive (when and if a bonus would otherwise have been paid pursuant to Section 1(d) above), the following portion of the bonus for the year in which the termination occurred: (A) if the termination occurred during the first six months of any bonus year, 50% of the bonus, or (B) if the termination occurred during the second six months of any bonus year, 100% of the bonus.

2

(iii) the death or “total disability” (as defined hereinafter) of Executive; or

(iv) the date specified in Executive's written notice of his/her resignation for any reason.

(b) For purposes of this Agreement:

(i) “Severance Period” shall mean 12 months.

(ii) "Cause" for termination shall be limited to the following conduct of Executive: (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties with respect to Employer or any of its affiliates, (b) has refused without proper legal reason to perform Executive’s duties and responsibilities to Employer or any of its affiliates, (c) has breached any provision of Article VIII or any other provision of this Agreement, (d) has materially breached any provision of any written agreement or corporate policy or code of conduct established by Employer or any of its affiliates (and as amended from time to time), (e) has engaged in conduct that is materially injurious to Employer or any of its affiliates, (f) has disclosed, without specific authorization from Employer, confidential information of Employer or any of its affiliates that is injurious to any such entity, (g) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to Employer or any of its affiliates or (h) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony, provided, however, that termination for Cause by Employer under any of clause (a) through (f) above shall not be permitted unless Employer has given the Executive at least thirty (30) days’ prior written notice that it has a basis for a termination for Cause, which notice shall specify the facts and circumstances constituting a basis for termination for Cause and Executive has not remedied such facts and circumstances constituting a basis for termination for Cause, to the extent possible, within such 30-day period.

(iii) “total disability” shall mean the certification by a reputable physician after examination of the Executive, of the Executive’s inability to substantially perform his/her duties pursuant to this Agreement as a result of a medical condition (other than a medical condition arising out of or attributable to the abuse of drugs and/or alcohol).

(iv) “Good Reason” shall mean (a) the occurrence of a “Change of Control,” (b) the relocation of Executive to a location outside the Houston, Texas metropolitan area without Executive’s consent, (c) the material reduction by Employer in Executive’s Base Salary, responsibilities, duties, authority, title, compensation or reporting relationship without Executive’s consent or (d) Employer adversely affects Executive’s participation in or materially reduces Executive’s benefit under any benefit plan of Employer (including stock option and bonus arrangements) in which Executive is participating, without Executive’s consent.

(v) “Change of Control” shall have the meaning set forth in Employer’s 2017 Stock Option Plan.

3

(c) In the event of any termination of Executive's employment under this Agreement for any reason, the Employer's obligation to make any payments hereunder shall be subject to offset for, among other items, any loans or other monetary obligations Executive has with the Employer which shall be deemed paid to the extent subtracted from the amount of payments due Executive. All payments and benefits payable under this Agreement are gross payments subject to applicable withholdings.

(d) The Employer will pay to Executive the severance pay referenced above only upon the parties signing a mutual release that waives all claims that the Employer and Executive may have against the other, except (i) in regard to the enforcement of a party’s rights under this Agreement or (ii) in respect of actions or omissions of a party constituting gross negligence or willful misconduct.

3. Trade Secrets and Confidential Information.

(a) For purposes of this section, "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Employer, its direct or indirect subsidiaries, or its customers or prospective customers, and not generally known to the public or to competitors of the Employer. For purposes of this Agreement, "Trade Secret" means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Executive acknowledges that by this Agreement, he/she shall be employed by the Employer in a confidential relationship wherein he, in the course of his/her employment with the Employer, will receive and will have access to Confidential Information and Trade Secrets of the Employer, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and, accordingly, he/she is willing to enter into the covenants contained in Sections 3 and 4 of this Agreement in order to provide the Employer with what he/she considers to be reasonable protection for his/her interests.

(c) Executive hereby agrees that, during the Term and for an additional period of 12 months thereafter, he/she will hold in confidence all Confidential Information of the Employer, its direct or indirect subsidiaries, or its customers or prospective customers, that came into Executive's knowledge during his/her employment by the Employer and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Employer.

4

(d) Executive shall hold in confidence all Trade Secrets of the Employer, its direct or indirect subsidiaries, or its customers or prospective customers, that came into Executive's knowledge during his/her employment by the Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Employer's board of managers for as long as the information remains a Trade Secret.

(e) Notwithstanding the foregoing, the provisions of this Section 3 will not apply to (i) information required to be disclosed by Executive in the ordinary course of his/her duties hereunder, (ii) Confidential Information that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting on Executive's behalf, or which is required to be disclosed by court order or applicable law, or (iii) information independently developed by Executive without use or reference to any Confidential Information.

(f) The parties agree that the restrictions contained in this Section 3 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Employer's right under applicable law to protect its Trade Secrets and Confidential Information.

4. Return of Employer Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer databases, rolodexes and other property delivered to or compiled by Executive for or on behalf of the Employer or its representatives, vendors or customers that pertain to the Business of the Employer (including the respective subsidiaries thereof) shall be and remain the property of the Employer, and be subject at all times to its discretion and control. Upon the request of the Employer and, in any event, upon the termination of Executive's employment with the Employer, Executive shall deliver all such materials to the Employer. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer that are collected by Executive shall be delivered promptly to the Employer without request by it upon termination of Executive's employment.

5. Compliance with Section 409A of the Code. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”) or (ii) in compliance with Section 409A; and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Article VII would be subject to additional taxes and interest under Section 409A, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of Employer, the next following business day of Employer), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

5

6. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

7. Modification. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

8. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas (excluding conflicts of law principles). If any action is brought to enforce or interpret this Agreement, venue for such action shall be in the state courts of Texas.

9. Attorney's Fees. If any action, proceeding, or litigation is brought under or with respect to this Agreement, the prevailing party shall be entitled to his/her costs and expenses incurred in relation thereto, including reasonable attorneys' fees.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

11. Estate. If Executive dies prior to the expiration of the Term of employment, any monies that may be due him/her from Employer under this Agreement as of the date of his/her death shall be paid to his/her estate.

12. Assignment. Employer shall have the right to assign this Agreement to its successors or assigns. Employer further covenants to cause any such successor or assign to assume the terms and conditions of this Agreement. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him/her. Accordingly, no such right or benefit may be assigned by him/her, and no other person shall have any rights therein.

13. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

14. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Aly Energy Services, Inc.

By:	/s/ MICKI HIDAYATALLAH
Micki Hidayatallah, Chairman

EXECUTIVE:

/s/ GREG PRICE
Greg Price

7